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DRE - Q4 2014 Duke Realty Corp Earnings Call

EVENT DATE/TIME: JANUARY 29, 2015 / 8:00PM GMT

CORPORATE PARTICIPANTS

Ron Hubbard *Duke Realty Corporation - VP of IR*

Denny Oklak *Duke Realty Corporation - Chairman and CEO*

Jim Connor *Duke Realty Corp - COO*

Mark Denien *Duke Realty Corporation - CFO*

Nick Anthony *Duke Realty Corporation - CIO*

CONFERENCE CALL PARTICIPANTS

Jamie Feldman *BofA Merrill Lynch - Analyst*

Ki Bin Kim *Sun Trust - Analyst*

Michael Bilerman *Citigroup - Analyst*

Brendan Maiorana *Wells Fargo Securities - Analyst*

Dave Rodgers *Robert W. Baird & Co. - Analyst*

Paul Adornato *BMO Capital Markets - Analyst*

Eric Frankel *Green Street Advisors - Analyst*

Vance Edelsen *Morgan Stanley - Analyst*

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty fourth-quarter and year-end 2014 Earnings Conference Call.

(Operator Instructions)

As a reminder, today's conference is being recorded. Now I'd like to turn the conference over to Mr. Ron Hubbard, VP of Investor Relations. Please go ahead.

Ron Hubbard - *Duke Realty Corporation - VP of IR*

Thank you. Good afternoon, everyone, and welcome to our fourth-quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Jim Connor, Chief Operating Officer; and Mark Denien, Chief Financial Officer and Nick Anthony, our Chief Investment Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors we would refer you to our December 31, 2013, 10-K that we have on file with the SEC.

Now for our prepared statement, I'll turn it over to Denny Oklak.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Thank you, Ron. Good afternoon, everyone. Let me start by saying that 2014 was another excellent year for Duke Realty. We met or exceeded all of our beginning of the year goals and capped off the year with an excellent fourth quarter.

In light of the suburban office disposition we announced yesterday, today's prepared remarks will focus on this sale along with our 2015 guidance and we'll provide limited highlights to the fourth quarter and 2014. So now on to the sale. We just agreed to sell a portfolio of suburban office properties totaling 6.9 million square feet and 57 acres of undeveloped land. An affiliate of Starwood Capital Group in a joint venture with affiliates of Vanderbilt Partners and Trinity Capital Advisors agreed to purchase the portfolio for $1.12 billion. The 62 building portfolio includes all the Company's wholly-owned suburban office assets in Nashville, Raleigh, South Florida and St. Louis.

One of the buildings in Raleigh is currently under construction. The in-service portfolio is 91.6% leased and the buildings have an average age of 15.5 years. The portfolio is encumbered by only $40 million of secured debt that will be paid off at closing. The buyer will assume all the leasing and property management responsibilities upon closing.

As part of the transaction, the Company will provide seller financing of $200 million in the form of a first mortgage on a portion of the underlying properties, which will bear interest at LIBOR plus 1.5% and have a maturity date of December 31st of 2016. The note will be pre-payable without penalty beginning in January of 2016 and will be collateralized by properties with an approximate 75% loan to value. Closing of the transaction is subject to certain customary conditions and is expected to occur on or about April 1st of 2015, except for the one property currently under construction which is expected to close upon completion late 2015.

This transaction will result in a book and tax gain and it's possible that a special dividend may be required, but it's too early in the year to predict with any certainty whether or how much that might be. We will implement various tax planning strategies to minimize the impact of this transaction, but we will be prudent with the redeployment of this capital.

I would remind everyone that we had about $750 million of dispositions in 2014, with only $131 million of acquisitions and we still do not have any special dividend requirements. And I also want to point out that although this transaction will be dilutive to FFO in the short-term, it has minimal impact on AFFO and after the sale we will be positioned with an improved portfolio and a much stronger balance sheet to enable future growth.

Now let me quickly recap our outstanding year. We signed 25 million square feet of leases which is very impressive given our all-time high occupancy levels. We improved in-service occupancy to 95.3% from 94.2% at prior-year end and we grew same property NOI of strong 4.4%. We commenced $563 million in new development starts, acquired over $131 million of industrial and medical office properties and completed $736 million in dispositions.

We issued $300 million of unsecured debt at a yield of 3.9% and we redeemed all of our outstanding preferred stock totaling $448 million which had a weighted average dividend rate of 6.57%. And we raised $289 million of common equity during the year which we used to fund our development pipeline and significantly improve our overall leverage profile. We continued our solid execution of asset recycling. We sold $212 million of assets during the fourth-quarter. This was comprised of 13 buildings across 10 transactions with a mix of suburban, office, older industrial and one of our last remaining retail projects, all primarily located in the Midwest.

For the full year, proceeds from asset and land sales were $736 million and $37 million, respectively, both near the high point of expectations for the year. Similar to previous years, the proceeds from these dispositions were accretively recycled in the developed projects and leverage reduction.

In summary, we are very pleased with our 2014 operating results and our capital recycling efforts which further strengthen our portfolio and balance sheet. Now I'll turn it over to Jim Connor to give a little more color on our leasing activity and development pipeline.

Jim Connor - *Duke Realty Corp - COO*

Thank you, Denny. Good afternoon, everybody. As Denny mentioned, we had a solid quarter in leasing with over 4 million square feet executed, and we also commenced $144 million of new development starts. Our overall in-service occupancy ended the year at 95.3%, steady from the third quarter and up 110 basis points year-over-year. These strong fundamentals have contributed to year-over-year net effective rent growth in signed renewals across the entire portfolio of 11% in the fourth quarter and nearly 9% for the entire year.

With respect to leasing our in-service industrial portfolio, all but four of our 22 industrial markets are over 90% leased and 15 are over 95% leased with an overall occupancy level of 96.4%. Our medical office portfolio continues to produce strong results with approximately 460,000 square feet of leases signed during the year, ending the year with overall occupancy at 94.4%, a 60 basis-point improvement over year end 2013.

Turning to development, we started 25 new projects during 2014 totaling $563 million in projected stabilized costs, solid results which met our expectations coming into the year.

For the fourth-quarter we started $144 million of projects across seven deals with a big quarter from our medical office which I'll expand on in a moment. In all, we started 640,000 square feet in the fourth quarter with an expected initial stabilized cash yield of 8.2% and a weighted average GAAP yield of 9.2%. Regarding a few specific development deals, we started a 206,000 square foot, 47% preleased industrial project in Houston adjacent to the cargo area at the International airport.

Our medical office platform had a fantastic quarter with four new starts totaling about 200,000 square feet. All four projects are 100% preleased for 15 years to high-quality health system including Emerus, Centerre, and TriHealth. Looking forward we have a very strong development pipeline for 2015.

Finally we started a speculative suburban office project in Broward County, Florida, at our Pembroke Point Park totaling 144,000 square feet. There are very limited blocks of Class A space available in this market, so we believe it was a strategic time to monetize part of our office land and create some value with development. I'll also note we expect high single-digit to double-digit returns on this project. Including the solid fourth-quarter activity, our development pipeline at year-end is over $498 million with a weighted average stabilized initial cash yield of 7.4% and a GAAP yield of 8.1% and is 58% preleased in the aggregate.

I would also like to note that during the fourth-quarter of 2014, we conducted a comprehensive review of all of our land holdings. At the conclusion of this review, we recognized $25 million of impairment charges on additional 583 acres with a basis of $130 million of our land bank that we had previously planned to develop - and now plan to sell. The land that was redesignated was office land, but there were a few industrial parcels in some markets where we had determined we had excess supply.

So at December 31, 2014, we owned 1,144 acres of land that we intend to sell with a basis, after considering all of the impairment charges, of $185 million. It should be noted that the estimated sale price of a significant portion of this land is higher than its basis but we are not allowed under accounting rules to write up land to its estimated fair market value. Our development land inventory, including our share of joint venture land at December 31, 2014, totals 2,077 acres with a basis of $384 million. This development land can accommodate over 36 million square feet of primarily industrial development.

Now let me turn it over to Mark to discuss our financial results, capital plans, including the use of proceeds from the proposed $1.1 billion portfolio sale, and guidance for the upcoming year.

Mark Denien - *Duke Realty Corporation - CFO*

Thanks, Jim. Good afternoon, everyone. I am pleased to report that core FFO for the quarter was $0.30 per share compared to $0.29 per share in the fourth-quarter of 2013. Core FFO for the quarter was positively impacted by $574 million of 85% preleased development projects that were placed in service during the year as well as continued improvements in virtually all operating metrics in the core portfolio. These improvements were somewhat offset by lower income from service operations and an increase in general and administrative expense, both of which were anticipated.

We reported core FFO of $1.18 per share for the full year compared to $1.10 per share for 2013. This 7.3% growth over 2014 is impressive when considering the significant property sales and substantial deleveraging that we accomplished during 2014. I am also pleased to report AFFO of $0.96 per share for the full year and $0.21 per share for the fourth-quarter of 2014. Second-generation capital expenditures were relatively consistent between the two years and the growth in AFFO over 2013 was mainly attributable to the same strong operating results that drove the growth in core FFO.

In summary we outperformed expectations for all key operating metrics that we established at the beginning of 2014 and we expect continued solid operating fundamentals in 2015.

Now I will quickly recap the capital activities for the quarter. As previously announced, in November we took advantage of continued low interest rates and issued $300 million of unsecured notes which had a stated rate of 3.75% and an effective rate of 3.9%. I would note that we issued this debt before we entered into detailed discussions on the suburban office sale we just announced.

During the fourth-quarter of 2014, we redeemed all remaining amounts of both our 6.5% Series K preferred shares and 6.6% Series L preferred shares for a total redemption amount of $333 million. These redemptions, when coupled with the third-quarter redemption of our $96 million of 6.625% Series J preferred shares will result in an ongoing annual reduction of preferred dividends of over $29 million and we now have no preferred stock outstanding.

We ended the year with $106 million outstanding on our line of credit. We expect to pay our line down in early 2015 using the proceeds from near-term dispositions, including the planned Midwest industrial portfolio that we discussed last quarter. Even without considering the larger suburban office portfolio disposition, our pipeline of dispositions for early 2015 is strong and we expect to be able to cover our first-quarter debt maturities and development needs with the proceeds from these dispositions.

Now let me touch on some of the assumptions related to the suburban office portfolio disposition that we announced yesterday and its impact on earnings and leverage metrics. I will remind everyone that relevant details of this transaction are included on a separate presentation in the Investor Relations Section of our website. After consideration of the $200 million of seller financing, net proceeds are expected to be about $900 million. We intend to use the majority of these proceeds to delever further through debt repayments as well as to fund our development pipeline throughout the remainder of the year.

We have almost $177 million of secured debt maturing in 2015 at an average interest rate of 4.2% and we have $250 million of unsecured debt maturing in February of 2015 and another $600 million of unsecured notes maturing through early 2017 with an average interest rate of 6.1%. There would be prepayment penalties associated with most of this debt but to accomplish deleveraging it is likely we would prepay somewhere between $500 million to $700 million of debt. This would still leave us with ample liquidity to cover capital needs for the remainder of the year and also significantly improve our overall leverage profile.

We expect that our run rate for fixed charge coverage should be close to 3.0 times by year-end. Our debt-to-EBITDA should be 6.5 times or lower by year-end and debt-to-gross assets should be in the low 40% range.

Now I will turn the call back over to Denny.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Thanks, Mark. Now turning to our 2015 outlook, yesterday we announced a range for 2015 FFO per share of $1.12 to $1.20 with a midpoint of $1.16 per share and AFFO per share of $0.96 to $1.04 with a midpoint per share of $1. This considers the effect of the suburban office portfolio sale we announced.

First from a macro perspective, we expect the economic environment in 2015 to continue at about its current pace, and continued solid real estate fundamentals which are reflected in the guidance. A few specifics on some of the anticipated key performance metrics outlined on a 2015 range of estimates page provided on our website are as follows: Our average in-service portfolio occupancy range for 2015 is expected to be 94.5% to 95.5%, the midpoint of which would be about 20 basis points better than our 2014 results.

Lease expirations for 2015 are only 8% of our annual revenues. Same property NOI is projected to grow at a range of 2% to 4%, which is based on a steady occupancy and continued rental rate growth. On the capital recycling front, we expect proceeds from building dispositions in the range of $1.5 billion to $1.8 billion and proceeds from land dispositions of $50 million to $80 million. These dispositions include the Midwest industrial

portfolio we previously disclosed and the just-announced suburban office portfolio sale. The remaining dispositions will be focused primarily on additional suburban office and the last few retail assets.

Acquisitions are projected in the range of $75 million to $100 million. We expect to be pretty selective given today's pricing environment. Development starts are projected in the range of $400 million to $500 million. We expect to fund our development pipeline with proceeds from our building and land dispositions.

Service operations should be in the range of $15 million to $20 million, a bit below our 2014 run rate due to a few high-margin contracts that were completed in 2014. G&A expense is expected to be in the range of $45 million to $50 million. It should also be noted that our guidance for G&A expense in core FFO does not include any charges related to severance that may be incurred as a result of the suburban office disposition.

So in closing, I'd just like to thank the entire Duke Realty team for their efforts for another great year of executing on operations and capital allocation. Our collective actions are producing reliable steady cash flow growth for shareholders. I'd also like to thank everyone involved in bringing this major suburban office sale together very quickly.

We had an excellent 2014 and are well positioned for continued growth in 2015 and beyond. And with that, we will open it up for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Jamie Feldman.

Jamie Feldman - *BofA Merrill Lynch - Analyst*

Just focusing on the portfolio sale, can you talk a little bit about the decision to sell those particular markets at this point? It seems like the Sunbelt's doing pretty well, we're seeing corporate relocation activity. I'm just wondering, in your internal debates, how you thought about holding versus selling and why now?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, I think if you look at just our overall strategy, we have continued to downsize our suburban office portfolio. We set out a goal a number of years ago to get that to 25% and we reached that at the end of last year. And so we've been really, I would say, very selective on what we were trying to sell.

And I think when you look at those markets, Jamie, I would agree with you clearly, places like Raleigh and South Florida and Nashville also have held up very well and done very well in comparison to some of the other markets that we've been in in the Midwest, some of which we sold out of a couple years ago in the other large sale we did. But we've always kept our options open and knew that if an offer happened to come along for a larger portion of our suburban office assets that we thought was very competitive pricing for us, we would make the move to really downsize that portfolio further and reinvest those proceeds again back into the development pipeline for bulk industrial and MOB. And it just happened to come along.

And as I said, we think the pricing's very competitive right now, so we've made the internal decision after a fair amount of discussion that we thought we should move forward with that for the long-term benefits of the Company.

Jamie Feldman - *BofA Merrill Lynch - Analyst*

And are you making any kind of call on those markets peaking out here? Or do you think they still have room to run?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, I would say, and then Jim can chime in on this, this is a very good portfolio. And it's 91 % plus leased, so that's a fairly high occupancy for suburban office portfolio. And, quite honestly, I think more of the vacancy was in St. Louis than in those other markets.

And we think we've done a fair amount of leasing in those properties over the last couple years. We think the rental rates were pretty strong. So I don't know if I'd call it peaking out, but I think that portfolio was in excellent shape from a performance point of view and from a valuation point of view.

Jamie Feldman - *BofA Merrill Lynch - Analyst*

Okay. And from your presentation it looks like the cap rate on the fourth-quarter run rate is about a 7.2%? So how does that compare to where you can put capital to work these days?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, I think our development pipeline, Jim mentioned those numbers in the prepared remarks. And our pipeline now is in the 8.% on a cash yield and low 9% on a GAAP yield and that's really a combination of [MOB] and industrial. So I think we have pretty decent accretion here.

Jamie Feldman - *BofA Merrill Lynch - Analyst*

Okay. Great. Thank you.

Operator

(Inaudible)

Ki Bin Kim - *Sun Trust - Analyst*

Could you talk about any potential G&A savings, given that you're actually exiting several markets here?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

What would really happen is a lot of those costs that -- our overall overhead will go down, but a lot of those costs were really being charged to the properties anyway and not to G&A, like our property management group, our maintenance group. Those costs will go away from the Company point of view, but they really won't affect G&A. Again, we don't think there will be a significant effect on G&A because we really try to manage that number.

Jim Connor - *Duke Realty Corp - COO*

The point is, we're not closing those offices. The personnel there will be right sized to continue to operate the portfolio, but we'll still have offices in all of those cities to run our remaining industrial portfolios and handle development. So it will proportionately go down given the property and portfolio size.

Ki Bin Kim - *Sun Trust - Analyst*

And was this -- obviously this was a unique situation, with one buyer, but was there any other potential bidders for this portfolio that you were speaking with? And I'll leave it there for now.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

I guess what I would say is this was pretty much an unsolicited expression of interest and an unsolicited expression of interest turned into an offer when we gave them some information. And the answer is yes, we've had other unsolicited offers of interest in the portfolio. And I'll leave it at that.

Ki Bin Kim - *Sun Trust - Analyst*

Okay. And versus your initial expectations of the valuation for these assets, where did that come about? Is it on a one-off basis? If you sold all these assets individually I'm sure you would have gotten a little bit of better pricing. There's obviously pros and cons to that, but how close was it to your initial view of valuation?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, we've spent a lot of time looking at really all of our assets for valuation, especially any assets that might be on the sale block. And I'll let Nick Anthony share with us today, who is our Chief Investment Officer and has run really all the acquisitions and dispositions we've done over the last number of years. So I'll let him tell you a little bit about the process we went through looking at valuation.

Nick Anthony - *Duke Realty Corporation - CIO*

We're very active in all these markets and all of our markets on a capital transaction perspective. Just to give you a flavor, since the Blackstone transaction of 2011, we've sold another $1 billion of office in all these markets, so we feel like we have a very good understanding of property values in these markets.

So we spent a lot of time using our existing trades and then other people's trades to determine where we think fair pricing is. I think the other thing that's unique today is that we are able to deliver a portfolio that's free and clear of debt. So the buyer can take advantage of the existing debt markets to be able to push pricing on their end.

Ki Bin Kim - *Sun Trust - Analyst*

Okay. Thank you.

Operator

Michael Bilerman.

Michael Bilerman - *Citigroup - Analyst*

Manny Korchman is on with me as well. Denny, Mark, I wanted to thank you for the supplemental and pro forming all the schedules as if the assets were sold. It's very helpful to have from a modeling standpoint as well as from an information perspective.

I also had a question in terms of just to make sure I got all the ducks in a row in terms of the numbers. You talk about the impact to 2015 FFO and AFFO, but you only provide the 2014 numbers. And I wonder if you can reconcile them a little bit. You talked about 4Q annualized NOI of 77.4%. I assume that's a GAAP number which had trended up a lot over the course of the year as you had occupancy build, so I wasn't sure what that was in 2015 on a GAAP basis.

And then on a cash basis, it would appear as though there's a $0.06 delta and you disclosed $15 million of CapEx for 2014, which is about $0.04 which would indicate about $0.02 of straight-line. I'm not sure if CapEx was higher next year in terms of what was projected. Maybe just help reconcile some of the GAAP versus cash cap rate stuff.

Mark Denien - *Duke Realty Corporation - CFO*

Michael, it's Mark. I'll see if I can try to answer that. First of all, the NOI that we disclosed in the fourth quarter is actually a cash number. Now, it's actually very close to the GAAP number as well, but the way we do our supplemental NOI schedules that are in our analyst package, it is a cash number.

As you look then forward to 2015, obviously the fourth quarter of 2014, the NOI number was a little higher on an annualized basis than the full-year 2014, and that's because of some good lease-up that we have done in the portfolio during the year. So we would have anticipated on a GAAP number that $77 million on a quarter basis to be a little bit higher on an annualized basis for 2015.

On top of that, because of the leasing that we had done, a lot of those leases are earlier in the lease term so there's going to be some more straight-line rent on those. So there will be some straight-line rent in 2015 we would have got that would have made the GAAP NOI number a bit higher than the cash NOI number in 2015; whereas, they were similar in 2014. So because of that, that's why AFFO is not as diluted as the FFO, because we would not have -- that straight-line rent would have been added back.

And then the last point I would make that you brought up on CapEx, the numbers are what they are and we do our best job of budgeting and projecting out for 2015, but we know that it was $15 million of CapEx in 2014. That's down from about $20 million in that portfolio in 2013. And I would tell you that our expectations in 2015 is that it probably would have been closer to a 2013 number than a 2014 number. So I think we would have expected CapEx by the end of the year in 2015 to be a bit higher than that 2014 run rate. So I know there's a lot of moving pieces there but, hopefully, that gives you a little bit of help on reconciling between the FFO and the AFFO dilution.

Michael Bilerman - *Citigroup - Analyst*

So how much more, just thinking about the cap rate, you are effectively saying the cash NOI for 2015 would have been a little bit higher than what you have annualized in the fourth quarter? I wasn't sure. It was a bit ramp, 71.8% for the full year versus 77.4% for the fourth quarter.

I wasn't sure how much of that had been building up over the course of the fourth quarter? Was this like an $80 million cash number for 2015 or something more moderate just as we start thinking about what the effective cap rate really was?

Mark Denien - *Duke Realty Corporation - CFO*

It was more moderate than that, Michael. We were not projecting it to be too much higher than that fourth-quarter run rate. If you think about it, we got the portfolio at a 91.6% lease on a lease-up basis by the end of the year, so it was closer to that $77 million number.

Michael Bilerman - *Citigroup - Analyst*

Right. $77.2 million cash and then basically $20 million of CapEx to drop you down to a $0.06 number?

Mark Denien - *Duke Realty Corporation - CFO*

Yes. That's in the ballpark.

Michael Bilerman - *Citigroup - Analyst*

And in terms of the seller financing, talk us through the dynamics and then negotiation a little bit to your desire to at least have some -- parking some capital at a return better than zero and their desire to get financing and how much confidence do you have in terms of what they're going about in terms of being able to pay that down over the next 24 months?

Mark Denien - *Duke Realty Corporation - CFO*

Well, I'll start with a little bit on our desires and maybe Nick can chime in a little bit on what we think maybe their strategy is. From our standpoint, it was really two items affecting it, Michael. It was, as you mentioned, parking some cash at something better than zero. And it's at a rate that's even above our line-of-credit rate so there is a little bit of benefit there just from parking some cash on a fairly short-term basis.

And then the other piece of that is this will allow us to treat a portion of this sale as an installment sale. So this will push some of that into 2016. And that has some positive benefits to us as well for being able to do that.

Jim Connor - *Duke Realty Corp - COO*

I think on seller financing it was just a negotiation of balancing rate and term. I think the buyer will look to take us out of that at some point in 2016 and possibly get a forward committed from their lender that they're using on the rest of the portfolio.

Michael Bilerman - *Citigroup - Analyst*

Okay. And then can you talk a little bit about the debt repayments, the $500 million to $700 million. The footnote says it includes the prepayment penalties and that you're going to target debt with a rate of 5.5% to 6.5%. Clearly if you were to bake in the prepayment penalties into the rate, the yield that you're getting on that debt on the investment is effectively lower.

Can you give us at least some range of prepayment penalties that you are thinking about within that $500 million to $700 million so we can think about the all-in effective return on that debt buyback?

Mark Denien - *Duke Realty Corporation - CFO*

Sure, Michael. A lot will depend on how we finalize the plan and there's still a lot of moving pieces here. But it's likely we'll do some sort of debt tender offer, something like that, and obviously we won't know the pricing of that until it closes.

To the extent we don't get enough debt in from that, we have some opportunities to do some make-whole's on some unsecured's and we may take some of the very near term secured debt and go ahead and do prepayment penalties there. So it is a bit of a moving target, but I would tell you rough numbers, it's probably going to be in the $40 million to $60 million range, give or take, based on our best estimates today.

Michael Bilerman - *Citigroup - Analyst*

So pretty much about 60 basis points? If you're buying back the debt at 6%, it drops down to low to mid-5% in terms of effective return. And I assume because FASB doesn't tell you to treat that as a cost and roll it over the life of any new debt, that effectively from an FFO perspective, you're going to get the full benefit of the 6%, but rather the out-of-pocket from a capital perspective?

Mark Denien - *Duke Realty Corporation - CFO*

Yes, I think that's right, Michael. We're going to really focus on our shorter-dated maturities here. The way we see it, it's a good way to delever. We don't want to pay prepayment penalties.

But the reality is the other option is to have it sit on the balance sheet for a while and it's interest we would have paid anyway over the short term. And we're going to try to really focus on 2015 and 2016 maturities to the extent we can. But I think you got it right.

Michael Bilerman - *Citigroup - Analyst*

The last question in terms of the remaining suburban office portfolio, just from an NOI perspective, obviously half of it's sitting where you guys are in Indy and then you have the Cincy piece that you've tried to sell and then the stuff in DC which is suffering in the suburbs with everybody else, is pretty low leased. How should we think about those three pieces going forward which is the bulk of the remaining suburban office?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, I'll make a couple comments first. I guess first of all, as we said, we have some remaining dispositions. We've got either currently in the market or shortly to be in the market, some of the Cincinnati office assets because there's still some older assets down there which has been really on our plan before this transaction.

And in DC, you're right. It's been a difficult market but we do only own 30% of those assets in a joint venture and some of those actually got sold late last year in the part of the fourth-quarter proceeds, our proceeds were smaller because we only disclosed our share.

Then I think the other piece is we're sitting in one of our Indianapolis office assets right now. We like the portfolio in Indianapolis. It's performed very well. And that's really where we are in this right now.

Michael Bilerman - *Citigroup - Analyst*

Okay. Thank you.

Operator

Brendan Maiorana.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

So, Mark, sources and uses. I know you keep saying that the proceeds from the suburban office sale will be used to fund the development activity this year, but if I look at excluding the suburban office sale, it looks like you've got $400 million to $700 million of dispositions of properties, plus another $50 million to $80 million of land, so let's call that at the midpoint roughly $600 million.

Your development starts are 400 to 500 and acquisitions are 75 to 150. Feels like your sources and uses ex the suburban office sale match up pretty well. Is that a fair way to think about it if I wanted to allocate the suburban office proceeds separately?

Mark Denien - *Duke Realty Corporation - CFO*

I think so, Brendan. If we didn't do the suburban office sale, we would be able to fund our development and acquisitions with the rest of our disposition pipeline. But then we wouldn't be able to cover the current-year debt maturities.

So I think maybe that's another missing piece. We're talking about, with the suburban office portfolio, pulling forward some prepayments of maybe 2016 debt as an example.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Understood. I was a little surprised maybe at the debt prepayment commentary that you gave to Michael, just given you've got $250 million that matures, I think that unsecured is in February. And then you've got $175 million or so of mortgages that mature, so I would imagine those would be part of the $500 million to $700 million of debt repayments which doesn't leave that much left between $500 million and $700 million total. Maybe that's $200 million or so.

So if you looked at your 2016 and 2017 expirations, that would seem like that would be pretty high prepayment penalties for the remainder?

Mark Denien - *Duke Realty Corporation - CFO*

Well, like I say, we don't know the number yet, Brendan, but if you pull forward, call it $500 million of debt, I think you're going to be in that $40 million to $60 million range on the prepayment penalty. The thing that -- our use of proceeds slide on page 6 of that presentation we had on the web, leaves us with cash, so I don't know.

Money's fungible, right? That cash is what's being used for -- it can be used for the development rather than the other disposition proceeds. So I know there's a lot of moving pieces, but we're really looking at this like we are going to move forward $500 million worth of debt early. And then some combination of this remaining cash here and the other dispositions will pay our normal maturities early in 2015, like that $250 million in February.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. That was the missing piece. So that was my misunderstanding. This $500 million to $700 million is early prepayments; this excludes your existing 2015 maturities that would come before that?

Mark Denien - *Duke Realty Corporation - CFO*

Correct.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

It definitely excludes the $250 million in February.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

So your guidance of dilution from this sale of $0.07 to $0.09, that includes timing on prepayment -- you're selling the assets April 1, so you've got nine months, nine out of the 12 months of lost NOI from what you're selling. The prepayment of the debt, is that assumed to be in Q1 or Q2 as well or is that programmed for later in the year?

Mark Denien - *Duke Realty Corporation - CFO*

No. It's probably mid-Q2 by the time we would get it executed. We can't match it up perfect, so it would be -- call it May timeframe, give or take.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. If I look at what you then have left, thinking going forward, you've got the $200 million of seller financing where you're only getting L plus 150, so when you get that paid back you can hopefully invest that more accretively? And then you've got another couple hundred million that would be not productive -- not put into work that you could invest as well?

Mark Denien - *Duke Realty Corporation - CFO*

That's right, Brandon. This cash of $90 million to $320 million that's on our slide, that's what we'll start with after we take care of everything else on the slide. And really that cash will sit on the books really through the remainder of 2015 such that by the end of 2015 we should really have it fully deployed.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay.

Mark Denien - *Duke Realty Corporation - CFO*

It will trend down. It will start higher and it will trend closer to zero by the end of the year.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. Question on operations. So same-store guidance is to 2% to 4%. Not sure if you have a breakout of that by property type. But it seems, given that your rent spreads appear to be pretty strong, they were strong last year and I think they -- I would assume that you guys expect to do that again, given that occupancy's pretty full.

You've got bumps throughout the majority of your portfolio. And it looks like your occupancy is flat to maybe up a little bit average 2015 versus 2014. I would guess that maybe it would you a little bit higher but I wasn't sure if there was something that we're missing there.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Well, I'll chime in a bit on this. As we mentioned, we've only got 8% of our leases rolling this year from a revenue standpoint. So any bumps on those, we're not going to get much benefit from this year. And some of those, as you saw, I would think that it's likely we'll get some pretty decent rent increases on those but it's not going to have a huge impact this year.

And then I think if you look at the overall blended portfolio of rental rate increases in the 1.5% to 2.5% range on the stable portfolio, that's kind of the run rate that we're looking at right now. And I think that's still pretty decent increase in same-store as we go forward.

Mark Denien - *Duke Realty Corporation - CFO*

And other piece I would say, Brendan, it's really difficult in the environment we're in where we're recycling a lot of assets is it's hard to predict what assets are still going to be on the balance sheet at the end of the year to drive that growth. So the population of what gets sold factors in and really makes it a bit more difficult to estimate, too, quite honestly.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. All right. Thanks for the time.

Operator

Dave Rodgers.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Jim, start with you on development. You talked about a fairly robust pipeline and new development to start the year but the guidance for new starts this year is down from last year. So three questions around that. The first would be your ability and desire to ramp that range up as the year progresses.

I think the second would be could you talk about your shovel ready returns? I thought I heard you quote something and then Denny quoted different numbers, so I might have grabbed two different things. So just to clarify the returns on what the new shovel will be. And then, finally, can you give a little color on how build-to-suit opportunities are impacting that versus spec and maybe willingness or reluctance to pursue some spec?

Jim Connor - *Duke Realty Corp - COO*

Okay. Let me try and take them in the order you put them out there. In terms of ramping up, I would tell you that $500 million to $600 million range is really the sweet spot. First of all, in terms of the construction and the development teams that we have in place, that's really what they're staffed to do. We have gotten up a little bit above that, maybe $100 million above that from time to time, but that's really the sweet spot.

We're also very focused on managing that percentage preleased of the development pipeline. When we've been focused on keeping that above 50%, so it's a combination of build-to-suit opportunities that are out there in the market. As the markets have gotten much more healthy, we've seen more spec development. That's put some pressure on some of the yields there, so I think we're being a little bit conservative in terms of our outlook on the build-to-suit side.

We have done a little bit more spec development. We did more in 2014 than 2013 and I think you'll continue to see us as long as we are able to cover our bets on the existing spec, continue to pick and choose some markets for some spec opportunities.

So I don't think we're going to run out and try and increase our development volume by $200 million to $300 million just because Mark's got a little extra cash sitting in the bank. I would be surprised if we could find the number of projects, particularly on the build-to- suit side that would allow us to do that. But that doesn't stop us from looking.

In terms of the returns, I'm not sure which ones Denny and I misquoted, but --

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

It was probably me, though (laughter).

Jim Connor - *Duke Realty Corp - COO*

We might have more than a couple of numbers in front of us here. But Mark just handed me another piece and I'll just review. We've got $497 million of stabilized costs in that development pipeline. And the initial cash yield is 7.4% and the stabilized GAAP yield over the lease term is 8.1%.

We've been comfortably running in that range for the last couple years. I think we'll continue to see a little bit of downward pressure on the build-to-suit as things get competitive but I don't think we're going to see any serious erosion to that.

And we're still underwriting very healthy yields on the spec projects that we undertake, like that South Florida office which I'm sure caught a few people off guard. But when you talk about returns that are stabilized returns in the high single to low double-digits, those are very, very, very accretive development opportunities in what is a very tight, very strong office market.

Mark Denien - *Duke Realty Corporation - CFO*

Dave, what maybe misled you on, the numbers Jim just quoted here are the returns on our whole development pipeline that's under construction now. And I think in our prepared remarks we quoted the returns for our starts for the quarter and those returns are a little higher. So the starts that we had in the fourth quarter were at even better returns than our overall pipeline and that may have been where we confused you.

Jim Connor - *Duke Realty Corp - COO*

And I think the last piece I would add, in terms of our quarter-to-quarter reporting, they do fluctuate a bit. It's really a function of what the mix is between the products and what the mix is between build-to-suit and spec. And we had a great quarter, our healthcare guys did a phenomenal job in the fourth quarter with those four projects, 15-year leases, and we're getting very strong returns there.

But we'll see what the mix of projects is for the next quarter. We could have a couple less build-to-suits and a couple more spec buildings and the numbers can change a little bit quarter-to-quarter but I think annualized, I think we're in a pretty good spot right now.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Jim, is the build-to-suit volume coming out in the pipeline just slowing down? I know it's slower percentage of the total but is it slowing down or are you just seeing greater competition?

Jim Connor - *Duke Realty Corp - COO*

No, the opportunities are consistently out there so I don't think it's slowing down. There are a few people that have the opportunity to look at spec buildings because there are more spec buildings out there. So I think the combination of that and the competitive nature, but there is still great demand.

If you look at the demand driver today, the retailers, the e-commerce guys, the consumer products companies, demand for brand-new big state-of-the-art buildings, 36-, 40-foot clear, 1 million square foot buildings, the predominant number of those deals end up as build-to-suits because there just aren't alternatives out there. So we continue to see a very healthy pipeline. And again, I don't want to underestimate the opportunities that we see in the medical business. The on-campus and off-campus MOB development pipeline is very, very healthy for 2015 and we look to be able to make a big impact there.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Great. Two last ones for Mark. Mark, any land sale gains in the guidance? I know there's land proceeds for the year but any gains?

Mark Denien - *Duke Realty Corporation - CFO*

Dave, we don't give guidance on gains because in our core FFO we don't include gains. I would tell you we expect gains. If you look at the land that we've sold over the last three years, it's been at about a 15% margin, so I would tell you it's probably going to be somewhere in that range. But it's a little harder to predict, number one, and then, like I say, number two, since it's not part of our core FFO, whatever gains we have we exclude anyway. We just don't really provide guidance on that.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Last one. You talked about the asset sales you did in 2014, in order to manage your taxable situation, you didn't borrow from the 2015 dividend at all to cover that on a tax basis did you?

Mark Denien - *Duke Realty Corporation - CFO*

We did not. And we had a little bit of excess, in fact, left over.

Dave Rodgers - *Robert W. Baird & Co. - Analyst*

Great. Thank you.

Operator

Paul Adornato.

Paul Adornato - *BMO Capital Markets - Analyst*

Switching gears, could you tell us what you're seeing on the ground in the energy patch and what your expectations are if energy prices remain where they are or perhaps even go lower?

Mark Denien - *Duke Realty Corporation - CFO*

Sure, Paul. Let me give you a couple of comments. Like a lot of us, we are concerned about the potential impact, particularly to markets, probably the most prevalent would be Houston.

I would tell you Houston market is in great shape right now. We have very strong demand. Our existing portfolio was 100% leased. We have three projects under development. One is 50% preleased and we have leases out, not signed, but leases, out on 87% of the space in those other two buildings. So there's very good strong robust demand in Houston.

If you look at the spec pipeline, it's actually down a little bit at year-end versus the third quarter, while their percentage per lease is actually up slightly. So those are, I think, positive trends for that market in terms of trying to stay healthy. And then if you really drill down from our portfolio

perspective, the percentage of tenants in our Houston portfolio that are oil and gas related is less than 1%. And if you look at even Houston and Dallas, I think it's less than 1.5%.

So we have very minimal exposure directly to the oil and gas industry. And I think it's going to take a while before any of that could possibly trickle down into the industrial markets. I think some of office guys are a little bit more leery in terms of the immediate job impact on the office side of the industry, but we are seeing it. We're seeing very healthy demand on the industrial.

Paul Adornato - *BMO Capital Markets - Analyst*

Okay. Great. And looking at overall breakout between the three property types, what should we expect going forward? Is this the mix that you are comfortable with or should we expect some additional changes from here?

Mark Denien - *Duke Realty Corporation - CFO*

Well, I would tell you Paul, that I think you'll see that, at least initially, the suburban office percent probably drop a bit below that percentage we laid out because I mentioned we had some older assets in Cincinnati that we're planning on marketing.

And right now, we don't have a big development pipeline on the suburban office side. The only one we really have in process that isn't part of this sale is the one that Jim mentioned down in South Florida. So I think you'll see it go down a little bit initially and I think for the foreseeable future, which again for us isn't necessarily that far out, I think it will stay right about that level.

Paul Adornato - *BMO Capital Markets - Analyst*

Okay. And, Mark, you mentioned leverage metrics, I think, or target metrics for the end of 2015. Same question. Are those leverage metrics that we should expect going forward or do you consider the Company underlevered at the end of 2015?

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

Underlevered? Haven't heard that in a while.

Mark Denien - *Duke Realty Corporation - CFO*

I don't think we consider ourselves under levered. No. I think we expect fixed-charge coverage to be right around 3.0 at the end of the year. Like I said, debt-to-EBITDA, 6.5 or lower; debt-to-gross assets, in the low 40%s. We're not looking to lever up from there. I can tell you that.

So I think we can be measured in our approach and disciplined and continue to actually drive those metrics even better as we head into 2016, without any major kind of transactions to get us there.

Paul Adornato - *BMO Capital Markets - Analyst*

Great. Thank you.

Operator

Eric Frankel.

Eric Frankel - *Green Street Advisors - Analyst*

I was hoping you could comment on the financing that the buyer is likely to receive from the suburban office portfolio and the environment for that.

Jim Connor - *Duke Realty Corp - COO*

We're currently working on finalizing all those terms, but we don't know all the specifics yet. But they have selected a lender and are working through all those. We expect that they will likely be fairly highly levered and pretty low interest rate, but we don't know the exact terms.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. That's to be expected. Jim, can you comment on the composition of the development pipeline that's likely for next year, the percent suburban medical office versus industrial? I'm not sure if you stated that before.

Jim Connor - *Duke Realty Corp - COO*

No, I didn't. And the development pipeline is all in various stages. I will tell you the number of opportunities and the development volume for the medical business is up probably, I would say, 30% over the opportunities that we saw last year. So I think we see good upside, but it's a competitive market out there. And you know the healthcare industry, somewhat different from the industrial business, it is a little bit more time-intensive business for these projects to work their way through the approval process. But we've seen a very healthy increase there.

In terms of industrial build-to-suits, it's fairly consistently strong with what we saw last year. I don't think we've seen a huge increase. You can see some big square-foot fluctuations in our pipeline given the size of some of these deals that we see now, with the Walmarts and the Amazons of the world that are out there. But that is pretty consistent. And then we're just evaluating all the local markets in terms of where we want to pick and choose spec development. And a lot of that is really driven by how quickly we can lease up the existing buildings we have, the existing spec buildings we have out there in the marketplace.

And we've got great activity on the pipeline for leasing the spec in Houston. Our projects in New Jersey are also -- have a lot of activity and we would hope to be able to report some good results there. And then it's simply a function of the major projects that we'll bring online in the first quarter and how much leasing we get done there. And then we'll make some decisions about where we want to build some spec.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Perhaps as you might have done in prior quarters, maybe a brief outline on the supply outlook for the US? Industrial? Have you prepared that?

Jim Connor - *Duke Realty Corp - COO*

We've gotten our preliminary supply numbers in. I would tell you that it would appear that there was a slight increase in the fourth quarter over the third quarter of about 10 million square feet of product. That's a smaller increase than from the third quarter to the second quarter which was about 20 million square feet.

The big increases are primarily Atlanta. Atlanta was probably the last of the tier-one markets to fully recover. They've got about 11 million square feet of speculative project now, which is about up from about 4 million, which on the surface might raise some red flags. But Atlanta had about 18 million square feet of net absorption, so that's very strong and very robust in Atlanta as well.

A lot of the big markets are really pretty much flat. Chicago had a very modest increase of about 500,000 square feet of spec. New Jersey about the same. Pennsylvania is actually down slightly. Houston's actually down slightly. Inland Empire is pretty flat. Pre-leasing percentage on the portfolio that we're looking at is actually up from about 14.5% to 16.5%, so I think on a supply-side, absent just a couple of markets, we think the world is still in pretty good balance.

The other thing I would remind everybody and we've shared these numbers with you from time to time at different industry meetings, 120 million square feet of spec compares to 165 million at the peak back in 2007, 2008. So I think we're still well under those levels with good percentage preleased and great positive absorption in the market, so most everybody is pretty bullish on 2015 in the industrial market.

Eric Frankel - *Green Street Advisors - Analyst*

Great. I'll jump back in the queue. Thank you.

Operator

[Vance Edelsen].

Vance Edelsen - *Morgan Stanley - Analyst*

Speaking of the industrial market, in your conversations with tenants, what's the latest tone around lease durations? Is there a willingness or even an urgency on their part to lock in for longer as vacancies continue to dwindle? And if you think rents will continue to rise, which sounds likely, are you at all better served by keeping a lid on lease duration for now so that you can take advantage of stronger rents down the road? How is that dynamic playing out?

Jim Connor - *Duke Realty Corp - COO*

Well, I don't think anybody thinks that there's that much consistent upside in rent growth in the next few years that we are going to strategically shorten our lease terms. I will tell you, most tenants feel very good about their business, the overall economy, and are pretty comfortable making longer lease- term commitments. A lot of the build-to-suits that we do are generally the minimum 10 years, we're quoting a lot of 12- and 15-year deals, so people are pretty comfortable making commitments, in terms of lease-term activity.

The only uncertainty we get is from tenants that are having a hard time deciding how much growth they need and how much additional space they want to lock in, so we've had a number of situations where we've worked with some tenants like that on the short-term that are looking at consolidations or looking at build-to-suits that need more space and they're just not quite sure how much more space, whether they're contemplating acquisitions or whatever. Depends on case-by-case, but nobody's got cold feet making good long lease-term commitments today.

Denny Oklak - *Duke Realty Corporation - Chairman and CEO*

The other thing I'd point out, in almost all of our industrial markets today we [are] getting annual rent bumps, so that takes out some of the concern about whether you're locking in a rate today that might go higher next year.

Jim Connor - *Duke Realty Corp - COO*

Let me clarify that for Denny because he'll come see me afterwards. In all of our markets we are getting annual rent bumps. And with occupancies in the market, one of the things we've been really pushing on for the last year is increasing those annual escalations.

And the industry standard in 2013 going into 2014 was about 2% annual escalation in a lot of markets given the strength of the portfolio and where occupancies -- we've been able to push that to 2.5%. So we're really protecting our long-term interests in those buildings.

Operator

I'd like to turn the conference back to Ron Hubbard for closing comments.

Ron Hubbard - *Duke Realty Corporation - VP of IR*

Yes, I'd like to thank everyone for joining the call today. We look forward to following up with more of you off-line and seeing many of you during the year at industry conferences as well as hoping to see many of you out in our regional markets. Thank you very much.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T executive teleconference. You may now disconnect.
